Exhibit 99.1

Press Release

I-many Receives NASDAQ Notice of Non-Compliance

EDISON, N.J., October 24, 2008 – I-many, Inc. (NASDAQ: IMNY), a leading provider of contract management software and services for the enterprise, reported that it received a notice from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the market value of I-many’s listed securities has been below the minimum $35 million requirement, as set forth in NASDAQ Marketplace Rule 4310(c)(3)(B) (the “Rule”), for 10 consecutive business days.

In accordance with Marketplace Rule 4310(c)(8)(C), I-many has been provided a period of 30 calendar days, or until November 20, 2008, to regain compliance with the Rule. If, at any time before November 20, 2008, the market value of I-many’s listed securities is $35 million or more for a minimum of ten consecutive business days, the Staff of NASDAQ may determine that I-many has regained compliance with the Rule. If compliance with the Rule cannot be demonstrated by November 20, 2008, the Staff of NASDAQ will notify I-many that its common stock would be subject to delisting unless I-many were to request a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). In the event I-many requests a hearing, I-many’s common stock will remain listed on The NASDAQ Capital Market at least until the Panel renders a decision following the hearing.

Safe Harbor for Forward Looking Statements

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Company Contacts

I-many, Inc.

Kevin Harris, CFO

732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc. 949-574-3860

Ron Both, ron@liolios.com

Geoffrey Plank, geoffrey@liolios.com